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                                                                      EXHIBIT 99
FOR IMMEDIATE RELEASE
     CONTACT:

John G. Wallace, President and Chief Executive Officer
Metrotrans Corporation
(770) 229-5995

METROTRANS ANNOUNCES CHAPTER 11 FILING

GRIFFIN, GA, Dec. 22/PRNewswire/ -- Metrotrans Corporation (OTC BB: MTRN.OB) announced today that it has filed a voluntary petition for reorganization with the United States Bankruptcy Court for the Northern District of Georgia under Chapter 11 of the Federal Bankruptcy Code. The Company's decision to seek Chapter 11 protection was due to its continuing operating losses, past debts, and its inability to obtain additional asset-based financing. The Company continues in possession of its property and continues to operate and manage its business and financial affairs as a debtor-in-possession under the supervision and orders of the United States Bankruptcy Court for the Northern District of Georgia. An interim financing arrangement with Bank of America has been submitted for Court approval which would allow the Company to maintain current operations. As previously announced, the Company engaged the services of Legacy Securities Corporation in order to explore strategic alternatives related to satisfaction of its indebtedness, potentially including a sale of the business. As a result of Legacy's activities, interest has been shown by a number of potential buyers in acquiring some or all of the Company's assets in the near future, subject to Court approval.

     Additionally, the Company announced that Patrick L. Flinn and William C. Pitt III resigned from the Company's Board of Directors effective December 14 and 17, 1999, respectively.

     Metrotrans designs, manufactures and distributes shuttle and mid-size touring buses through Company operated sales centers and independent distributors in the United States and Canada and Puerto Rico.

     This press release includes "forward-looking statements" within the meaning of the private Securities Litigation Reform Act of 1995. Such statements involve known and unknown risks, uncertainties and other factors that could cause the actual results of the Company to differ materially from the results expressed or implied by such statements, including general economic and business conditions, conditions affecting the Company's customers and suppliers, and actual purchases of Company products by customers, competitor responses to the Company's products and services, the overall market acceptance of such products and services, the costs and availability of components, product scheduling and other factors disclosed in the Company's last filed Annual Report on Form 10-K. Accordingly, although the Company believes that the expectations reflected in such forward-looking statements are reasonable, there can be no assurance that such expectations can be achieved.